Exhibit 10.2

Promissory Note

February 21, 2003

For value received, I promise to pay to the order of MagStar Technologies, Inc. at its banking house in 410 11th Avenue So, Hopkins, MN 55343 Five Hundred Ten Thousand Eight Hundred Fifty One and 97/100  dollars ($510,851.97)  with interest at the rate of six percent (6.00%) per annum, from April 1, 2003 until paid, interest payable at maturity.

Upon any default in the payment of interest or installment, the note shall become immediately due and payable at the option of the holder hereof.

The makers, endorsers, sureties, and guarantors hereof hereby severally agree to pay all costs of collection, or a reasonable attorney’s fee in case payment shall not be made at maturity, and severally waive presentment for payment, notice of non payment, protest and notice of protest, and diligence in enforcing payment or bringing suit against any party hereto.  The endorsers, sureties, and guarantors hereof, hereby severally consent that the time of payment may be extended or this note renewed from time to time without notice to them and without affecting their liability hereon.

Said sum to be paid on demand.

By:	Hopkins Eleventh Avenue LLC

/s/ Richard F. McNamara
Its CEO